Exhibit 10.1

Dear Peter Van Handel:	Date: April 2, 2007

Because you are a highly regarded member of the senior management team here at West Marine, we want to take this opportunity to commend you for your performance to date and to reconfirm to you our hope for a long, continuing relationship that will be mutually beneficial to both you and the company. As you know, however, in a management environment uncertainties can exist regarding employment status, including a substantial reduction in your job responsibilities, title, position or full-time commitment to the company (collectively, “Job Change”) or even a termination by the company “at will.” Despite these uncertainties, we nevertheless feel it is important that you have assurances of our confidence in you so that you can devote your full time and energies to the success of the company. Therefore, as approved by West Marine’s Board of Directors (“Board”), if the company notifies you that you will be subject to a Job Change for any reason (other than any of the reasons set forth in next paragraph), the company agrees to retain you as an employee to provide personal services to the company, on an on-call basis, for the number of hours and type of services to be mutually determined by you and the company (“Personal Services”) for a nine (9) month period from the effective date of the Job Change indicated in the notice (“Term”). In such event, the company agrees to provide you with the following benefits (“Benefits”) during the Term: (i) you will continue to receive your base salary in effect for the last pay period immediately prior the effective date of your Job Change, payable on the company’s regularly scheduled pay days; (ii) you will continue to receive health insurance benefits only (i.e., medical, dental, optical, and mental health), in all aspects significantly comparable to those in place from time to time for Vice Presidents of the company, at the company’s cost, subject to any portion of the costs required to be contributed by you. During the Term, you hereby waive any other company benefits not specifically mentioned in this letter and after the Term, you will be offered continued health care benefits required to be offered under Federal or state law [e.g., COBRA]); (iii) in accordance with the terms of your stock option agreement(s), you may exercise your vested stock options at any time over the Term and upon expiration of the Term, your employment with the company will terminate and you will have the additional period specified under such agreement(s) in which to exercise any remaining vested stock options after termination of employment (currently at ninety (90) days) (“Extended Period”) and upon termination of the Extended Period any unexercised vested stock options automatically will be forfeited. Also, during the Term, you will not receive any further stock option grants and any options that were issued prior to the effective date of the Job Change but which did not vest by such date automatically will be forfeited; and (iv) if the effective date of your Job Change occurs at any time after the first six (6) months of the company’s then current fiscal year, the annual bonus you would have been paid for that year will be prorated for the period of your employment in your capacity as the Chief Accounting Officer and Vice President—Finance during that year (i.e., from the commencement of such fiscal year up through the effective date of your Job Change), payable at the time the company normally pays such bonuses. Also, you will receive no bonus amount if the effective date of your Job Change occurs at any time on or before such six (6) month period and no bonus amount for services to be performed over the Term as a result of your Job Change. Any Benefits described above will be subject to employment taxes and as required by company policy and/or by applicable laws and regulations. Additionally, I want to emphasize that no Benefits will be due to you unless and until you receive a written notification from the Company that you will be subject to a Job Change for any reason (other than any of the reasons set forth in the next paragraph) – i.e., your sole determination either that you are subject to or have experienced a Job Change will not give rise to the Benefits offered in this letter.

You will not be entitled to the above Benefits in the event of any of the following: (i) Your death or disability (in which case there will be no payment or benefits beyond the insurance proceeds, disability payments and/or retirement benefits to which you or your estate, beneficiaries or designees are otherwise entitled); (ii) a determination by the Governance and Compensation Committee of the Board (“Committee”) that at any time you have engaged in a significant breach of company policy, or participated in a significant act of insubordination; (iii) a determination by the Committee that substantial evidence exists that your acts or omissions have materially injured the company (financially, by reputation or otherwise) or that you are guilty of a crime classified under applicable law as a felony (or the equivalent of a felony) or of any misdemeanor involving moral turpitude, or you have been convicted of or pleaded no contest to such a crime; or (iv) you terminate your employment with the company for any reason.

In consideration of this agreement, you agree to continue to abide by and comply with the provisions of the company’s associate handbook and other company policies in effect from time to time (“Company Policies”) at all times during and after your period of employment with the company, which covenants include, without limitation, the following: (i) you will not disclose or otherwise use (except in the ordinary course of West Marine’s business) any trade secrets relating to the business of the company or any of its affiliates (trade secrets include, but are not necessarily limited to, company processes, systems, methods, materials, research activities, prices, volume of sales, promotional methods, list of names or classes of customers, personnel and financial information, vendor names and information, product cost information, computer software of any type, pricing and billing policies, data, forecasts, plans, and strategies for all aspects of operations, marketing, and sales, and expansion and acquisition strategies, including new store openings/closings); and (ii) you will not disparage the company or its employees, officers or directors in their personal or business reputations or make any disparaging remarks or statements to anyone regarding your employment, your Job Change or the termination of your employment.

Moreover, in consideration of the Benefits to be provided to you under this agreement, you agree as follows: (i) during the Term, you will provide the Personal Services to West Marine, except that you may provide services to and/or be employed by another person or entity during the Term, provided that such person or entity does not engage in competing activities with those engaged in by the company; (ii) prior to the expiration of the Term, you will not solicit or cause to be employed or retained any person who is (or within the prior 6 months was) an associate of the company or its affiliates by any person or entity with whom or which you become associated; and (iii) immediately upon company’s request, you will execute and deliver to company a general release releasing West Marine and its officers, directors, owners, affiliates, successors and assigns, from any and all actual or potential, suspected or unsuspected, foreseen or unforeseen, and patent or latent causes of actions, claims and demands whatsoever, whether in law or in equity, which may exist as of the date of the release or which may arise after such date as a result of your employment or termination of employment with West Marine. Such release also will include a waiver of § 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,” your agreement to indemnify, defend, and hold harmless each released person or entity against any claim, including attorney fees and costs, resulting from a breach of your covenants contained in the release, and a provision that such covenants survive the termination of your employment and/or of this letter agreement.

You further acknowledge that irreparable injury will result to the company in the event of your breach of any of the provisions in this letter agreement. Consequently, in addition to any other rights or remedies available to the company for such breach, the company also will be entitled to enforcement by preliminary restraining order and injunction. If any legal or equitable action is necessary to interpret or enforce any term of this letter agreement, the company will be entitled to recover reasonable attorney fees and other costs incurred in connection with that action. This letter agreement is governed by and construed in accordance with the laws of the State of California. If any provision of this letter agreement is held to be invalid, unenforceable, or void, the remainder of this letter agreement will remain in full force and effect. The terms of this paragraph will survive the termination of your employment and/or of this letter agreement.

If the content of this letter is acceptable to you, please sign and return the enclosed copy, and then this letter agreement will supersede any previous oral or written agreements relating to the subject matter hereof.

I look forward to your continuing with the company as a valued member of our management team.

Sincerely,
West Marine

/s/ Peter Harris
By:	Peter Harris, CEO & President

Read, Acknowledged and Accepted:

/s/ Peter Van Handel
Name:	Peter Van Handel, CAO & VP-Finance